UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2005

APPLETON PAPERS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-118379	36-2556469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 East Wisconsin Avenue P.O. Box 359 Appleton, Wisconsin	54912-0359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (920) 734-9841

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

The descriptions of the material terms of the Employment Letter and Termination Protection Agreement between Appleton Papers Inc. and Mark R. Richards included in Item 5.02 hereof are incorporated by reference in this Item 1.01.

Item 5.02.

Departure of Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 23, 2005, Appleton Papers Inc. (the “Company”) announced that, effective April 4, 2005, Mark R. Richards will join the Company as its president and chief executive officer.  Mr. Richards will succeed the Company’s current chief executive officer, Douglas P. Buth, who will continue as chairman of the board of the Company until his expected retirement on May 31, 2005.

Mr. Richards, 45, has served as president of the Engineered Support Structures division of Valmont Industries, Inc., a manufacturer of engineered steel and aluminum support structures, mechanized irrigation equipment for agriculture, protective coatings services and metal tubing products for commercial and industrial applications, since 1999.

Under the terms of an employment letter dated March 18, 2005 (the “Employment Letter”) between the Company and Mr. Richards, it is expected that Mr. Richards will be elected as a director of the Company and appointed as chairman of the board upon Mr. Buth’s retirement.  In addition, Mr. Richards will receive a base salary of at least $500,000 plus a semi-annual performance bonus with a target of 75% of base salary.  The performance bonus will be based on targets established by the Company’s board of directors and will provide for payouts of between 50% of base salary if minimum levels are met and 100% of base salary if outstanding levels are met.  Mr. Richards is also entitled to a sign-on bonus of $100,000 and will be awarded 20,000 units in the Company’s long-term incentive plan effective July 1, 2005, and an additional 20,000 units on January 1, 2006.

The Employment Letter also provides that Mr. Richards will receive the Company’s salaried benefits package, vacation, use of a Company car and reimbursement of relocation expenses, as well as executive benefits under the Company’s Supplemental Executive Retirement Plan and an executive life insurance plan providing an individual policy of between two and three times his annual compensation.  Mr. Richards has agreed to invest at least $250,000 in the Company’s Employee Stock Ownership Plan.

Also in connection with his employment by the Company, Mr. Richards will enter into a Termination Protection Agreement (the “Agreement”) with the Company that is substantially identical to those of the Company’s other executive officers, the form of which was filed as an exhibit to the Company’s registration statement on Form S-4 dated February 4, 2002.

The Agreement provides that if at any time other than within two years after a “change of control,” as defined in the Agreement, the Company terminates Mr. Richards’ employment other than for misconduct or “permanent disability,” as defined in the Agreement, or Mr. Richards terminates his employment for “good reason,” as defined in the Agreement, then he will continue to receive payments in accordance with the Company’s normal payroll practices for 18 months following termination of employment at a rate equal to his base salary in effect on the date on which his employment terminates.  The payments to Mr. Richards would be reduced by amounts he earns through employment during the 18-month salary continuation period after 12 months from the date of termination.  The payments would cease completely if Mr. Richards, at any time, engaged in a competing business.

Conversely, if, within two years of a change of control, the Company terminates the Mr. Richards’ employment other than for misconduct or permanent disability, or he terminates his employment for good reason, then he is entitled to a lump-sum cash payment.  This payment will be equal to two times his annual base salary, plus a multiple of two times his targeted bonus for the fiscal year in which his employment terminates, or if no such bonus has been established for the fiscal year of termination, then the bonus for the fiscal year prior to termination is used.  Mr. Richards will also be entitled to a lump-sum cash payment representing a partial bonus for the year of termination, based on the number of days he worked in the year of termination.

Whether or not Mr. Richards’ employment terminates within two years of a change of control, he would also receive his salary through the date of termination and all other amounts owed to him at the date of termination under the Company’s benefit plans.  In addition, he would be entitled to reimbursement for outplacement services and continued health and dental coverage for him and his family for 18 months after the date of termination not in connection with a change of control or 24 months after the date of termination in connection with a change of control.

The Agreement further provides that if certain amounts to be paid in connection with a change of control constitute “parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the severance benefits owed to Mr. Richards may be increased such that the net amount retained by him after deduction of any excise taxes and income taxes on the excise tax and additional payments will be equal to the original severance benefits.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2005	APPLETON PAPERS INC.

By: /s/ Dane E. Allen
Dane E. Allen Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 23, 2005